Exhibit 10.1

February 25, 2016

Bradley Lukow

Via email

Dear Brad,

I am pleased to make you the following offer for the position of Chief Financial Officer.

•	Annualized 2016 base salary of $470,000.
•

Annual short-term incentive bonus potential is targeted at 70% of your actual eligible earnings in accordance with our executive bonus plan established annually by the Compensation Committee of the Board of Directors.

•	Annual equity awards valued at 1.5x base salary pursuant to the executive long-term incentive plan established annually by the Compensation Committee of the Board of Directors.
•	A one-time grant of equity awards upon hire valued at 1x your 2016 base salary comprised 100% time-based restricted stock units.
•	Your 2016 short-term incentive bonus will be guaranteed at target (70% of your actual eligible earnings)
•	Participation in the Company’s Executive Severance & Change-in-Control Plan.
•	Vacation in the amount of three weeks per year which is accrued per pay period.
•	Eligibility to enroll in health and welfare benefits programs on the first day of hire.
•	Eligibility to participate in our 401(K) plan after the completion of your first 90 days of continuous service.

As we have discussed, your start date will be March 4, 2016.  On behalf of the Board of Directors and the entire Sprouts Farmers Market team, congratulations and welcome to the team!

Sincerely,

/s/ Amin Maredia
Amin Maredia
Chief Executive Officer

Agreed and Accepted:

/s/ Brad Lukow
Brad Lukow

Date:	2/25/16

5455 E. High St., Suite 111   •   Phoenix, AZ 85054   •   P: 480-814-8016   •   F: 480-814-8017